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                                                EXHIBIT 99.1

                 AGREEMENT TO FILE STATEMENT ON SCHEDULE 13D


      AGREEMENT TO FILE STATEMENT ON SCHEDULE 13D dated December __, 1995 between the undersigned parties (the "Holders").

                             W I T N E S S E T H

      WHEREAS, the Holders beneficially own options to purchase common stock of King World Productions, Inc., a Delaware corporation (the "Company"); and

      WHEREAS, the Holders desire to jointly file a Statement on Schedule 13D with the Securities and Exchange Commission with respect to their investments in the Company in order to satisfy their obligations under Regulation 13D as promulgated pursuant to the Securities Exchange Act of 1934 (the "Act").

      NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

      1. Each of the Holders hereby agrees to jointly file a Schedule 13D, and any and all amendments thereto, with the Securities and Exchange Commission with respect to their investments in the Company in order to satisfy their obligations under Section 13(d) of the Act and the regulations promulgated pursuant thereto.

      2. This Agreement may be executed in one more counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




                                     /s/ Oprah Winfrey
                                         Oprah Winfrey



                                     /s/ Jeffrey D. Jacobs
                                         Jeffrey D. Jacobs














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